Exhibit (k)(2)

Transfer Agency and Service Agreement

Between

Fundrise Advisors LLC and

Each of the Managed Companies

Listed on Schedule 1 Attached Hereto

and

Computershare Trust Company, N.A.

and

Computershare Inc.

THIS TRANSFER AGENCY AND SERVICE AGREEMENT, effective as of April 15, 2016 (“Effective Date”), is by and between Fundrise Advisors LLC, a Delaware limited liability company, having its principal office and place of business at 1519 Connecticut Ave NW, Suite 200, Washington, DC 20036 (“Company”) and by and among each of the Company managed limited liability companies (“LLCs”) listed in Schedule 1 attached hereto (which may be updated from time to time by the Company), and Computershare Inc., a Delaware corporation (“Computershare”), and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare, “Agent”), each having a principal office and place of business at 250 Royall Street, Canton, Massachusetts 02021.

WHEREAS, Each LLC desires to appoint Trust Company as its sole transfer agent and registrar for the Shares;

WHEREAS, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by this Agreement; and

WHEREAS, Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	CERTAIN DEFINITIONS.

1.1           “Account” means the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

1.2           “Agreement” means this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

1.3           “Confidential Information” means any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder Data (including any non-public information of such Shareholder), Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

1.4           “Services” means all services performed or made available by Agent pursuant to this Agreement.

1.5          “Share” means each LLC’s common shares, and/or each LLC’s preferred shares, authorized by each LLC’s Operating Agreement, and other classes of each LLC’s shares to be designated by each LLC in writing and which Agent agrees to service under this Agreement.

1.6           “Shareholder” means a holder of record of Shares.

1.7           “Shareholder Data” means all information maintained on the records database of Agent concerning Shareholders.

2.	APPOINTMENT OF AGENT.

2.1          Appointments. Each LLC hereby appoints Trust Company to act as sole transfer agent and registrar for all Shares and as administrator of Plans in accordance with the terms and conditions hereof and appoints Computershare as the service provider to Trust Company and if applicable, as processor of all payments received or made by or on behalf of each LLC under this Agreement, and Trust Company and Computershare accept the respective appointments.

2.2          Documents. In connection with the appointments herein, each LLC has provided or will provide the following appointment and corporate authority documents to Agent (if applicable):

(a)	Member consent appointing Trust Company as the transfer agent;
(b)	If applicable, specimens of all forms of outstanding Share certificates, in forms approved by the Board of Directors of each LLC, with a certificate of the Secretary of each LLC as to such approval;
(c)	Member consent and/or certificate of incumbency designating officers or other designated persons of each LLC authorized to sign written instructions and requests and, if applicable, Share certificates, in connection with this Agreement (each an “Authorized Person”);
(d)	An opinion of counsel for each LLC addressed to both Trust Company and Computershare stating that:
(i)	Each LLC is duly organized, validly existing and in good standing under the laws of its state of organization;
(ii)	All Shares issued and outstanding on the date hereof were issued as part of an offering that was registered under the Securities Act of 1933, as amended (“1933 Act”) and any other applicable federal or state statute or that was exempt from such registration;
(iii)	All Shares issued and outstanding on the date hereof are duly authorized, validly issued, fully paid and non- assessable; and
(iv)	The use of facsimile signatures by Agent in connection with the countersigning and registering of Share certificates has been duly authorized by each LLC and is valid and effective.
(e)	A certificate of each LLC as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options;
(f)	A completed Form W-8 or W-9, as applicable; and
(g)	Share valuation, consisting of the dollar price per Share in US dollars, as of the Effective Date, annually thereafter, and at any other time upon the request of Agent.

In addition, upon any future original issuance of Shares for which Agent will act as transfer agent hereunder, each LLC shall deliver an opinion of counsel for each LLC addressed to both Trust Company and Computershare stating that such Shares (i) have been issued as part of an offering that was registered under the 1933 Act and any other applicable federal or state statute, or that was exempt from such registration, and (ii) are duly authorized, validly issued, fully paid and non-assessable.

2.3           Records. Agent may adopt as part of its records all Shareholder lists, Share ledgers, records, books, and documents which have been employed by each LLC or any of its agents and which are certified to be true, authentic and complete. Agent shall keep records relating to the Services, in the form and manner it deems advisable, but in any event consistent with the reasonable standards of the transfer agency industry. Agent agrees that all such records prepared or maintained by it relating to the Services are the property of each LLC and will be preserved, maintained and made available in accordance with the requirements of law and Agent’s records management policy, and will be surrendered promptly to each LLC in accordance with its request subject to applicable law and Agent’s records management policy.

2.4           Shares. Each LLC shall, if applicable, inform Agent as soon as possible in advance as to: (a) the existence or termination of any restrictions on the transfer of Shares, the application to or removal from any Share of any legend restricting the transfer of such Shares (which may be subject, in the case of removal of any such legend, to delivery of a legal opinion in form and substance acceptable to Agent), such legal opinion as may be required by Agent in accordance with its procedures), or the substitution for such Share of a Share without such legend; (b) any authorized but unissued Shares reserved for specific purposes; (c) any outstanding Shares which are exchangeable for Shares and the basis for exchange; (d) reserved Shares subject to option and the details of such reservation; (e) any Share split or Share dividend; (f) any other relevant event or special instructions which may affect the Shares; and (g) any bankruptcy, insolvency or other proceeding regarding each LLC affecting the enforcement of creditors’ rights.

2.5           Share Certificates. If applicable, each LLC shall provide Agent with (i) documentation required to print on demand Share certificates, or (ii) an appropriate supply of Share certificates which contain a signature panel for use by an authorized signor of Agent and state that such certificates are only valid after being countersigned and registered, whichever is applicable.

2.6           Each LLC Responsibility. Each LLC shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as Agent may reasonably require in order to carry out or perform its obligations under this Agreement.

2.7	Scope of Agency.

(a)	Agent shall act solely as agent for each LLC under this Agreement and owes no duties hereunder to any other person. Agent undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Agent.
(b)	Agent may rely upon, and shall be protected in acting or refraining from acting in good faith reliance upon, (i) any communication from each LLC, any predecessor transfer agent or co-transfer agent or any registrar (other than Agent), predecessor registrar or co-registrar; (ii) any instruction, notice, request, direction, consent, report, certificate, opinion or other instrument, paper, document or electronic transmission believed in good faith by Agent to be genuine and to have been signed or given by the proper party or parties; (iii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (iv) any instructions received through Direct Registration System/Profile. In addition, Agent is authorized to refuse to make any transfer that it determines in good faith not to be in good order.
(c)	From time to time, each LLC may provide Agent with instructions concerning the Services. Further, Agent may apply to any Authorized Person for instruction, and may consult with legal counsel for each LLC with respect to any matter arising in connection with the Services. Agent and its agents and subcontractors shall not be liable and shall be indemnified by each LLC under Section 6.2 of this Agreement for any action taken or omitted by Agent in good faith reliance upon any each LLC instructions given by an authorized officer or authorized person or upon the advice or opinion of each LLC’s counsel. Each LLC shall promptly provide Agent with an updated board resolution and/or certificate of incumbency regarding any change of authority for any Authorized Person. Agent shall not be held to have notice of any change of authority of any Authorized Person, until receipt of written notice thereof from each LLC.
(d)	Compliance with Laws. Agent is obligated and agrees to comply with all applicable U.S. federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.
(e)	Unclaimed Property. Each LLC acknowledges and agrees that it will report unclaimed property directly to each appropriate state(s) in compliance with state law. Each LLC instructs Agent to forward the necessary reports, cash, and/or securities to each LLC relating to property that is eligible for reporting, and agrees that such delivery of reports, cash and/or securities shall be Agent’s sole obligation relating to unclaimed property reporting under this Agreement. Each LLC understands that there is a fee for Agent providing each LLC with such information and property, and agrees to compensate Agent in accordance with its fee schedule.

3.	STANDARD SERVICES.

3.1        Share Services. Agent shall perform the Services set forth in the Fee and Service Schedule (“Fee and Service Schedule”) attached hereto and incorporated herein. Further, Agent shall issue and record Shares as authorized, hold Shares in the appropriate Account, and effect transfers of Shares upon receipt of appropriate documentation.

3.2           Replacement Shares. Agent shall issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Agent of an open penalty surety bond satisfactory to it and holding it and each LLC harmless, absent notice to Agent that such certificates have been acquired by a bona fide purchaser. Agent may, at its option, issue replacement Shares for mutilated certificates upon presentation thereof without such indemnity. Agent may, at its sole option, accept indemnification from each LLC to issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond. Agent shall charge Shareholders an administrative fee for replacement of lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates. Agent may receive compensation, including in the form of surety premiums, for administrative services provided in connection with surety programs offered to Shareholders.

3.3           Internet Services. Agent shall make available to each LLC and Shareholders, through its web sites, including but not limited to www.computershare.com (collectively, “Web Site”), online access to certain Account and Shareholder information and certain transaction capabilities (“Internet Services”), subject to Agent’s security procedures and the terms and conditions set forth herein and on the Web Site. Agent provides Internet Services “as is,” on an “as available” basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

3.4           Proprietary Information. Each LLC agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to each LLC by Agent as part of the Services are under the control and ownership of Agent or a third party (including its affiliates) and constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”). Shareholder Data is not Proprietary Information. Each LLC agrees that Proprietary Information is of substantial value to Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 11 of this Agreement. Each LC shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 3.4.

4.	FEES AND EXPENSES.

4.1          Fee and Service Schedules. Each LLC agrees to pay Agent the fees and reasonable out-of-pocket expenses for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule. At least sixty (60) days before the expiration of the Initial Term (as defined below) or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will agree upon a new fee schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon, the fees will increase as set forth in the Term Section of the Fee and Service Schedule.

4.2           Out-of-Balance Conditions. If any out-of-balance condition caused by each LLC or any of its prior agents arises during any term of this Agreement, each LLC will, promptly upon Agent’s request, provide Agent with funds or shares sufficient to resolve the out-of-balance condition.

4.3           Invoices. Each LLC agrees to pay all fees and reimbursable expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such dispute, each LLC must promptly notify Agent of such dispute and may only withhold that portion of the fee or expense subject to such dispute. Each LLC shall settle such disputed amounts within five (5) business days of the date on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

4.4	Late Payments.

(a)	If any undisputed amount in an invoice of Agent (for fees or reimbursable expenses) is not paid within 30 days after the date of such invoice, Agent may charge each LLC interest thereon (from the due date to the date of payment) at a monthly rate equal to one and a half percent (1.5%). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable law.

(b)	The failure by each LLC to (i) pay the undisputed portion of an invoice within 90 days after the date of such invoice or (ii) timely pay the undisputed portions of two consecutive invoices shall constitute a material breach of this Agreement by each LLC. Notwithstanding terms to the contrary in Section 9.2 below, Agent may terminate this Agreement for such material breach upon providing each LLC with thirty (30) days’ written notice, which may be sent via e-mail, and shall not be obligated to provide each LLC with 30 days to cure such breach for a failure under Section 4.4(b)(i), but shall allow 30 days to cure once each calendar year for a failure under section 4.4(b)(ii).

5.	REPRESENTATIONS AND WARRANTIES.

5.1	Agent. Agent represents and warrants to each LLC that:

(a)	Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and
(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (iii) Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Agent is a party.

5.2	Each LLC. Each LLC represents and warrants to Agent that:

(a)	Governance. It is an LLC duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has full power, authority and legal right to enter into and perform this Agreement;
(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by each LLC has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of each LLC enforceable against each LLC in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which each LLC is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to each LLC, (iii) each LLC’s incorporation documents or by-laws, (iv) any material agreement to which each LLC is a party, or (v) any applicable stock exchange rules;
(c)	Securities Laws. Registration statements under the 1933 Act and the 1934 Act have been filed and are currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, 1934 Act and state securities laws; each LLC will immediately notify Agent of any information to the contrary;
(d)	Shares. The Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable; and
(e)	Facsimile Signatures. The use of facsimile signatures by Agent in connection with the countersigning and registering of Share certificates has been duly authorized by each LLC and is valid and effective.

6.	INDEMNIFICATION AND LIMITATION OF LIABILITY.

6.1           Agent Indemnity and Liability. Agent shall indemnify and hold each LLC harmless from and against, and each LLC shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) to the extent determined by a court of competent jurisdiction to be a result of Agent’s gross negligence or willful misconduct; provided that any liability of Agent will be limited in the aggregate to the ongoing account management fees paid hereunder by each LLC to Agent during the twelve (12) months immediately preceding the event for which recovery from Agent is being sought.

6.2           Indemnity. Each LLC shall indemnify and hold Agent harmless from and against, and Agent shall not be responsible for, any and all Losses made by third parties against Agent arising out of or attributable to Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of Agent’s defending itself against any Loss or enforcing each LLC’s obligations to Agent under this Agreement, except for any liability of Agent as set forth in Section 6.1 above.

7.      DAMAGES. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

8.	CONFIDENTIALITY.

8.1           Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement physical and other security measures and controls designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 8.

8.2           Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Agent for Shareholder records pursuant to subpoenas from state or federal government authorities (e.g., probate, divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

8.3           Unauthorized Disclosure. As may be required by law and without limiting any party’s rights in respect of a breach of this Section 8, each party will promptly:

(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;
(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and
(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

8.4	Costs. Each party will bear the costs it incurs as a result of compliance with this Section 8.

9.	TERM AND TERMINATION.

9.1           Term. The initial term of this Agreement shall be two (2) years from the Effective Date (“Initial Term”) unless terminated pursuant to the provisions of this Section 9. This Agreement will renew automatically from year to year (each a “Renewal Term”), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or Renewal Term, whichever is in effect.

9.2           Termination for Cause. This Agreement may be terminated at any time by any party (i) upon a material breach of a representation, covenant or term of this Agreement by any other party which is not cured within thirty (30) days after receipt of written notice thereof from the terminating party or (ii) if any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against any other party, such other party shall become insolvent or shall cease paying its obligations as they become due or such other party shall make any assignment for the benefit of its creditors.

9.3           Fees and Expenses. Upon termination or expiration of this Agreement for any reason, (a) all fees earned and expenses incurred by Agent up to and including the date of such termination or expiration shall be immediately due and payable to Agent within five (5) days of the effective date of such termination or expiration, and (b) each LLC shall pay all reasonable fees and expenses associated with the movement of records, materials, and services to each LLC or the successor agent, including (i) all reasonable out-of-pocket expenses and (ii) a conversion fee of $500 for all of the standard conversion services listed on the attached Exhibit A to this Agreement. In the event any of the extended conversion services listed on Exhibit A are requested by each LLC, the fee for each extended conversion service will be by appraisal.

9.4           Early Termination. Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated prior to the expiration of the then-current term (a) by each LLC for any reason other than pursuant to Section 9.2 above, including but not limited to, each LLC’s liquidation, acquisition, merger or restructuring, or (b) by Agent pursuant to Section 9.2 above, then, in addition to the payments required in Section 9.3 above, each LLC shall pay to Agent all fees accelerated through the end of, and including all months that would have remained in, the then-current term at the time of termination. Such fees will be calculated using the rates, volumes, and Services in effect as of the termination date. If each LLC does not provide notice of early termination within the time period referenced in Section 9.1 above, Agent shall make a good faith effort, but cannot guarantee, to convert each LLC’s records on the date requested by each LLC.

10.      ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by each LLC or Agent without the written consent of the other, such consent not to be unreasonably withheld; provided, however, that Agent may, without further consent of each LLC, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

11.	SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

11.1          Subcontractors. Agent may, without further consent of each LLC, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g., lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Agent shall be as fully responsible to each LLC for the acts and omissions of any subcontractor as it is for its own acts and omissions under this Agreement.

11.2          Unaffiliated Third Parties. Nothing herein shall impose any duty upon Agent in connection with or make Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 11.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Agent selected such each LLC, Agent exercised due care in selecting the same.

12.	MISCELLANEOUS.

12.1          Notices. Any notice or communication by Agent or each LLC to the other pursuant to this Agreement is duly given if in writing and delivered in person or sent by overnight delivery service or first class mail, postage prepaid, to the other’s address:

If to Company:	Fundrise Advisors
1519 Connecticut Ave NW Suite 200
Washington, DC 20036
Attn: Bjorn J. Hall, General Counsel

If to Agent:	Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
Attn: General Counsel

12.2         No Expenditure of Funds. No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

12.3         Successors. All the covenants and provisions of this Agreement by or for the benefit of each LLC or Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

12.4         Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of each LLC.

12.5         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.6         Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties irrevocably (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

12.7         Force Majeure. Notwithstanding anything to the contrary contained herein, Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

12.8        Business Continuity Plan. Agent shall maintain plans for business continuity, disaster recover, and backup capabilities and facilities to ensure Agent’s continued performance of its obligations under this Agreement including, without limitation, loss of production, loss of systems, loss of equipment, failure of carriers and the failure of Agent’s or its critical supplier’s equipment, computer systems or business systems (“Business Continuity Plan”). Such Business Continuity Plan shall include, but not be limited to, testing, accountability and corrective actions designed to be promptly implemented, if necessary. Agent agrees to provide a summary of such Business Continuity Plan or program to each LLC upon request. Agent shall test its Business Continuity Plan a minimum of once each calendar year and, upon each LLC’s request, shall provide each LLC with an attestation letter concerning the test results.

12.9        Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, each LLC and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

12.10       Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

12.11       Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

12.12       Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

12.13       No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

12.14       Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

12.15       Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the Effective Date.

Computershare Inc, and		Fundrise Advisors, LLC
Computershare Trust Company, N.A.		On behalf of each of the Managed LLC’s
On Behalf of Both entities:		Listed on Schedule 1 Attached Hereto:

By:	/s/ Dennis V. Moccia	By:	/s/ Benjamin Miller
Name:	Dennis V. Moccia	Name:	Benjamin Miller
Title:	Manager, Contract Administration	Title:	CEO of Manager

[Signature Page to Transfer Agency and Service Agreement]

Exhibit A

Standard and Extended Conversion Services

Termination Phase	Standard Services. $500.00 Minimum Fee Per Termination	Extended Services. By appraisal for each of the individual Services listed below.
Test of Conversion Services	Not applicable

Test full audit extracts files (which are either transmitted to the agent or copied on to a protected CD); test Full Registered List, all classes Opened and/or Closed

Additional test audit extracts (includes all shareholder details. Control totals & codes sent w/extracts)

•       Test separate exchange lists for each class

•       Test certificate stop list

•       Test certificate legend list

•       Test RPO accounts

•       Test full transactions lists

Test ACH debit list including plan shares and reinvestment code

Test ACH credit list and secondary address list

Final Conversion Services

•       Full audit extracts

•       Full registered list opened and closed

•       Certificate stop list

•       Certificate legend list

•       RPO accounts

•       End of year tax report*

•       Parallel processing for up to 4 days

•      Communications with new agent as applicable

•       Separate exchange lists for each class

•       Full transactions list

•       ACH Debit including plan shares and reinvestment code*

•       ACH Credit list and secondary address list*

•       1099D detailed report*

•       1042S detailed report*

•       Parallel processing for more than 4 days (each additional day is considered one extended service)

Post Conversion Services	• Certification letter • Due Diligence statement • 3 months post conversion o Check extract files o Check reports o Check reports and extracts to CDs • Communications with new agent as applicable	Not applicable
*	Not applicable to terminations for non-dividend payers.

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AMENDED AND RESTATED FEE AND SERVICE SCHEDULE FOR STOCK

TRANSFER SERVICES

between

Each of the Fundrise Advisors

Managed Companies Listed on LLC Schedule 1

and

COMPUTERSHARE INC.

and

COMPUTERSHARE TRUST COMPANY, N.A.

This Fee and Service Schedule (“Schedule”) is by and between Computershare Inc. (“Computershare”) and Computershare Trust Company, N.A. (“Trust Company”) (collectively, “Agent”) and each of the Fundrise Advisors, LLC managed companies (LLCs) listed on Schedule 1 of the Agreement (each a “LLC” and collectively the “LLC Companies”), whereby Agent will perform the following services for each LLC. This Schedule is an attachment to the Agreement. Terms used, but not otherwise defined in this Schedule, shall have the same meaning as those terms in the Agreement.

1.	Term

The fees set forth in this Schedule shall be effective for from December 31, 2016 until April 15, 2018 (“Initial Term”). If no new fee schedule is agreed upon prior to a Renewal Term, provided that service mix and volumes remain constant, the fees listed in the Schedule shall be increased by the accumulated change in the National Employment Cost Index for Service Producing Industries (Finance, Insurance, Real Estate) for the preceding years of the expiring term, as published by the Bureau of Labor Statistics of the United States Department of Labor. Fees will be increased on this basis for each successive Renewal Term. This Schedule amends and restates that previous fee schedule by and between Fundrise Advisors, LLC and Agent, dated as of April 15, 2016.

2.	Fees

Account maintenance (per LLC)

•	Up to 1000 holder accounts (annual fee/monthly billing)	$4500 annually
•	From 1,001 to 2500 holder accounts (annual fee/monthly billing)	$6000 annually
•	From 2,501 to 5,000 holder accounts (annual fee/monthly billing)	$8000 annually
•	From 5,001 to 10,000 holder accounts (annual fee/monthly billing)	$10,200 annually

Initial Setup	$1,500.00 one-time setup fee

•	Setup for the each LLC profile on SCRIP, including initial private offering/initial capital raising event
•	Setup of each LLC level capital structure
•	Creating Shareholder account records

Subsequent Setup	$500.00 per class or event

•	Creation of additional security class profile:

o	Additional private offering or new security class to be added to an existing issuer or subsequent capital raising event

o	At each LLC request, add prior Shareholder records from previous capital raising events

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Certified Lists

•	Standard lists and/or reports available through Issuer Online Included	Included
•	Ad-hoc manual report available upon request	$150.00 per report

Direct filing of unclaimed property (optional)

•	Administration fee*	$500-$1,500 per year
•	Due diligence	$4.00 per account
•	State report fee	$125.00 per positive report
•	Negative (nil) report fee	$25 per negative report ($500 max per year)
•	Account processed	$1.25 per account escheated
•	Lost Shareholder Searches	$2.00 per account searched

3.	Services

Administrative Services

•	Annual administrative services as Agent and Registrar for the common stock of each LLC
•	Assignment of relationship manager

Account Maintenance

•	Maintain up to 10,000 registered Shareholder Accounts (additional Accounts to be billed at $3.50 each per year)
•	Create new Shareholder Accounts from monthly file updates provided by the Issuer
•	Post and acknowledge address changes
•	Process other routine file maintenance adjustments
•	Post all transactions, including debit and credit certificates, to the Shareholder file
•	Provide confirmation of authorized and issued capital amounts to each LLC, upon request
•	Perform OFAC (Office of Foreign Asset Control) and Patriot Act reporting
•	Obtain tax certifications for companies who are tax resident in the United States
o	If each LLC is tax resident in a country other than the United States, each LLC shall advise Agent. Additional fees may apply under such circumstance.

Direct Filing of Unclaimed Property (optional)

•	Coordinate the mailing of due diligence notices to all qualifying Shareholder Accounts as defined by the state filing matrix
•	Process returned due diligence notices and remitting property to Shareholders prior to escheatment
•	Prepare and file required preliminary and final unclaimed property reports
•	Prepare and file checks/wires for each state covering unclaimed funds as per state requirements
•	Issue and file stock/stock certificate(s) registered to the applicable state(s) representing returned (RPO) certificates and underlying Share positions
•	Retain, as required by law or otherwise, records of property escheated to the states and responding, after appropriate research, to Shareholder inquiries relating to same

Lost Shareholder Search Services

•	Identify Accounts eligible for SEC Mandated Searches
•	Perform electronic database searches in accordance with SEC requirements
•	Update new addresses provided by search firm
•	Send verification form to Shareholder to validate address
•	Reissue unclaimed property held to Shareholders upon receipt of signed verification form

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Share Issuance/Transfer of Ownership

•	Issue, cancel and register Shares
•	Process all legal transfers as appropriate
•	Replace lost, stolen or destroyed certificates in accordance with UCC guidelines and Agent policy (subject to Shareholder-paid fee and bond premium)
•	Place, maintain and remove stop-transfer notations

Issuer Online

•	Provide availability to “Issuer Online,” which provides access to each LLC and Shareholder information administered by Agent, which permits data management including accessing standard reports such as Top 10 - 200 Shareholder lists, submitting real-time inquiries such as an issued capital query, and reporting by holding range
•	Setup and activation of Issuer Online
•	Create and distribute login credentials for each LLC’s authorized contacts
•	Provide on-demand reporting to allow each LLC to generate non-standard reports at Agent’s standard fee for such reports

4.	Expenses

Company will be responsible for expenses associated with the Services listed in Section 3 of this Schedule, as applicable, including but not limited to, charges for print/mail (paper, imaging, enclosing, envelopes, sorting, delivery/postage), eDelivery, and DTC transactions.

Postage expenses in excess of $5,000 for Shareholder mailings must be received in full by 12:00 p.m. Eastern Time on the scheduled mailing date. Postage expenses less than $5,000 will be billed as incurred.

5.	Billing Definition of Number of Accounts

For billing purposes, the number of Accounts will be based on open Accounts on file at the beginning of each billing period, plus any new Accounts added during that period. An open Account shall mean the Account of each Shareholder which Account shall hold any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

6.	Additional Services and Fees

Company will be responsible for payment for services not specifically listed in Section 3 but related to the services listed in Section 3 of this Schedule or in the Agreement, as applicable based on usage, including but not limited to, record retention, telephone line charges, RPO re-mails, courier services, freight, NCOA searches, exchange and broker fees, online knowledge-based authentication for Investor Center users, Investor Center PIN letters, certificate mailing, and responses to subpoenas.

Services such as the payment of a stock dividend, a stock split, a corporate reorganization, mass issuance, or an unvested stock program; audit services; regulatory reports; services provided to a vendor of Company; services related to special meetings; Notice and Access Services; or any services associated with a special project are subject to additional fees.

Services required by legislation or regulatory fiat which become effective after the date of acceptance of this Schedule shall not be a part of the Services and may be subject to additional fees.

Company will be responsible for overtime charges assessed in the event of a late delivery to Agent of Company material for mailings to Shareholders, unless the mail date is rescheduled. Such material includes, but is not limited to, proxy statements, quarterly and annual reports and news releases.

7.	Assumptions

•	Each LLC servicing performed via Issuer Online
•	Call center and relationship management support available if applicable for additional fee
•	Pricing does not include dividend payment or other types of payment to Shareholders (e.g. return of capital) as they are to be handled by Fundrise Advisors or its affiliates.

(Remainder of page left intentionally blank.)

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In WITNESS WHEREOF, each of the parties hereto has caused this Schedule to be executed by one of its officers thereunto duly authorized, all as of the effective date hereof.

Computershare Inc.	Each of the Fundrise Advisors, LLC
Computershare Trust Company, N.A.	Managed Companies Listed on Schedule 1

On Behalf of Both Entities

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Amended and Restated Fee and Service Schedule for Stock Transfer Services]

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FORM OF

SIXTH AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT

This Sixth Amendment (“Amendment”), effective as of January 23, 2020 (“Effective Date”), is to the Transfer Agency and Service Agreement (the “Agreement”) made as of April 15, 2016, as amended, by and between Fundrise Advisors LLC (“Company”) and by and among each of the Company managed limited liability companies (“LLCs”) and Computershare Trust Company, N.A. (the “Trust Company”) and Computershare Inc. (“Computershare”) (collectively “Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Company, the LLCs and Agent are parties to the Agreement; and

WHEREAS, the Company, the LLCs and Agent desire to amend the Agreement upon the terms and conditions set forth herein to add repurchase services;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment to the Agreement. Insert the following new section to the Agreement:

13.	Share Repurchase Offer Policy Services.

For each LLC that is registered under the 1940 Act and that has adopted a policy to make periodic offers to repurchase Shares from Shareholders pursuant to Rule 23c-3 under the 1940 Act (a “Repurchase Offer Policy”), each such LLC (each, a “Registered LLC”) hereby appoints Agent to perform the services set forth herein and in the Fee and Service Schedule in connection with its Repurchase Offer Policy, subject to the terms and conditions of this Agreement. Agent shall have no obligation to perform any other services under the Repurchase Offer Policy except as set forth in this Amendment.

(a)	Within five (5) business days of receipt of a repurchase file from a Registered LLC or any Authorized Person, in good order and in a file format acceptable to and approved by Agent, and submitted electronically through a secure FTP acceptable to Agent, Agent shall debit the number of Shareholder Shares set forth in the file. Each Registered LLC agrees that each such file that a Registered LLC or any Authorized Person submits to Agent shall be deemed an instruction by the applicable LLC to Agent to debit the number of Shareholder Shares set forth in the file (each a “Repurchase Instruction” or “Repurchase Instructions,” as applicable). Each Registered LLC shall be solely responsible for (i) determining the eligibility of a Shareholder making a repurchase request under the terms of its Repurchase Offer Policy and whether to accept the repurchase request; (ii) determining the applicable repurchase price per Shareholder and calculating the total repurchase payment amount; (iii) monitoring any limitation on Shares that may be repurchased or any other limitation on repurchases under its Repurchase Plan; and (iv) making all repurchase payments and performing all required tax withholding, reporting and filing for repurchases; and (v) complying with the terms of its Repurchase Offer Policy and Rule 23c-3. Each Registered LLC represents and warrants to Agent that for each Repurchase Instruction delivered by such Registered LLC or an Authorized Person of such Registered LLC to Agent, the Shareholder(s) to which such Repurchase Instruction relates shall have requested such repurchase in writing or online (after appropriate authentication), and the Registered LLC agrees to maintain documentation or evidence reflecting such request for a period of seven (7) years from the date of the request, and provide a copy of such documentation or evidence to Agent upon its request. In the event a repurchase request is received by Agent from a Shareholder, Agent shall submit such request to the applicable Registered LLC for further instruction. In consideration of Agent’s following each LLC’s Repurchase Instructions, Agent shall be indemnified by each LLC as set forth in Section 6.2 of the Agreement.

2.	Amendment to Section 2.2(a) of the Agreement. Section 2.2(a) is hereby deleted in its entirety and replaced with the following: Member consent or resolution of an LLC’s Board of Directors appointing Trust Company as the transfer agent;

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3.	Amendment to Section 2.2(c) of the Agreement. Section 2.2(c) is hereby deleted in its entirety and replaced with the following:

Member consent, certificate of incumbency and/or resolution of an LLC’s Board of Directors designating officers or any other persons authorized to sign written instructions and requests on behalf of the LLC and, if applicable, Share certificate, in connection with this Agreement (each, an Authorized Person”);

4.	Amendment to Section 3 of the Agreement. Insert the following new sub-section to Section 3 of the Agreement:

Section 3.5. Compliance Matters. Upon request and no more frequently than quarterly, Agent shall provide reasonable and customary information or reports to any Registered LLC (as defined herein) or such Registered LLC’s chief compliance officer, as reasonably necessary to assist the Registered LLC or the Registered LLC’s chief compliance officer in their efforts to comply with Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

5.	Amendment to Section 5.2(c) of the Agreement. Section 5.2(c) is hereby deleted in its entirety and replaced with the following:

(c) Securities Laws. Registration statements under the 1933 Act and the 1934 Act and, in the case of any Registered LLC (as defined herein), registration statements under the 1933 Act and the 1940 Act, have been filed and are currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, 1934 Act and state securities laws. Each Registered LLC (as defined herein) will implement its Repurchase Offer Policy in accordance with the provisions of Rule 23c-3 under the 1940 Act and all other applicable federal and state securities laws, and repurchase offers under its Repurchase Offer Policy will not constitute a tender offer subject to Rule 13e-4 of the 1934 Act. Each LLC will immediately notify Agent of any information to the contrary;

6.	Amendments to Amended and Restated Fee and Service Schedule dated December 31, 2016 (“Fee and Service Schedule”).

(a)	Replace the Section entitled “Account maintenance (per LLC)” in Section 2 of the Fee and Service Schedule, in its entirety, with the following:

Account maintenance (per LLC)

•	Up to 15,000 holder accounts (annual fee/monthly billing): $17,800 annually
•	From 15,000 to 20,000 holder accounts (annual fee/monthly billing): $25,600 annually
•	From 20,000 to 25,000 holder accounts (annual fee/monthly billing): $32,200 annually
•	From 25,000 to 30,000 holder accounts (annual fee/monthly billing): $38,800 annually
•	From 30,000 to 50,000 holder accounts (annual fee/monthly billing): $45,400 annually
•	From 50,000 to 75,000 holder accounts (annual fee/monthly billing): $53,000 annually
•	From 75,000 to 100,000 holder accounts (annual fee/monthly billing): $60,800 annually
•	From 100,000 to 125,000 holder accounts (annual fee/monthly billing): $68,400 annually
•	From 125,000 to 150,000 holder accounts (annual fee/monthly billing): $77,200 annually

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(b)	Add the following Services to Section 3 of the Fee and Service Schedule:

Repurchase Offer Policy Services

o	Receive LLC Repurchase Instructions including Shareholder name, address, account number, number of Shares accepted for repurchase, and applicable repurchase price per Shareholder (for cost basis purposes)
o	Debit the number of Shares set forth in Repurchase Instructions from applicable Shareholder Accounts, and record cost basis information (on a first in first out basis) on applicable Shareholder Accounts based on repurchase price information set forth in the Repurchase Instructions

7.	Limited Effect. Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

8.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed as original, but all of which together shall constitute one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[The remainder of page intentionally left blank.]

8

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective date.

COMPUTERSHARE TRUST COMPANY, N.A.		FUNDRISE ADVISORS, LLC
COMPUTERSHARE INC.

On Behalf of Both Entities		On behalf of each of the Managed LLC’s Listed on Schedule 1 of the Agreement

By:	/s/ Jennifer Warren	By:	/s/ Benjamin Miller
Name:	Jennifer Warren	Name:	Benjamin Miller
Title:	CEO of Issuer Services, North America	Title:	CEO, Fundrise Advisors, LLC

[Signature Page to Sixth Amendment to Transfer Agency and Service Agreement]

9

FORM OF

SEVENTH AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT

This Sixth Amendment (“Amendment”), effective as of August 1, 2021 (“Effective Date”), is to the Transfer Agency and Service Agreement (the “Agreement”) made as of April 15, 2016, as amended, by and between Fundrise Advisors LLC (“Company”) and by and among each of the Company managed limited liability companies (“LLCs”) and Computershare Trust Company, N.A. (the “Trust Company”) and Computershare Inc. (“Computershare”) (collectively “Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Company, the LLCs and Agent are parties to the Agreement; and

WHEREAS, the Company, the LLCs and Agent desire to amend the Agreement upon the terms and conditions set forth herein to add repurchase services;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendments to the Agreement.

(a)	Amendment to the Agreement. Insert the following new section to the Agreement:

13.	Share Repurchase Offer Policy Services.

For each LLC that is registered under the 1940 Act and that has adopted a policy to make periodic offers to repurchase Shares from Shareholders pursuant to Rule 23c-3 under the 1940 Act (a "Repurchase Offer Policy"), each such LLC (each, a "Registered LLC") hereby appoints Agent to perform the services set forth herein and in the Fee and Service Schedule in connection with its Repurchase Offer Policy, subject to the terms and conditions of this Agreement. Agent shall have no obligation to perform any other services under the Repurchase Offer Policy except as set forth in this Amendment.

(a)      Within five (5) business days of receipt of a repurchase file from a Registered LLC or any Authorized Person, in good order and in a file format acceptable to and approved by Agent, and submitted electronically through a secure FTP acceptable to Agent, Agent shall debit the number of Shareholder Shares set forth in the file.Each Registered LLC agrees that each such file that a Registered LLC or any Authorized Person submits to Agent shall be deemed an instruction by the applicable LLC to Agent to debit the number of Shareholder Shares set forth in the file (each a " Repurchase Instruction" or " Repurchase Instructions," as applicable). Each Registered LLC shall be solely responsible for (i) determining the eligibility of a Shareholder making a repurchase request under the terms of its Repurchase Offer Policy and whether to accept the repurchase request; (ii) determining the applicable repurchase price per Shareholder and calculating the total repurchase payment amount; (iii) monitoring any limitation on Shares that may be repurchased or any other limitation on repurchases under its Repurchase Plan; and (iv) making all repurchase payments and performing all required tax withholding, reporting and filing for repurchases; and (v) complying with the terms of its Repurchase Offer Policy and Rule 23c- 3.  Each Registered LLC represents and warrants to Agent that for each Repurchase Instruction delivered by such Registered LLC or an Authorized Person of such Registered LLC to Agent, the Shareholder(s) to which such Repurchase Instruction relates shall have requested such repurchase in writing or online (after appropriate authentication), and the Registered LLC agrees to maintain documentation or evidence reflecting such request for a period of seven (7) years from the date of the request, and provide a copy of such documentation or evidence to Agent upon its request. In the event a repurchase request is received by Agent from a Shareholder, Agent shall submit such request to the applicable Registered LLC for further instruction. In consideration of Agent's following each LLC's Repurchase Instructions, Agent shall be indemnified by each LLC as set forth in Section 6.2 of the Agreement.

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14.	Share Issuance Services.

Each LLC hereby appoints Agent to perform the services set forth herein and in the Fee and Service Schedule in connection with its share issuances from time to time, subject to the terms and conditions of this Agreement.

(a)	Within five (5) business days of receipt of a share issuance file from a LLC or any Authorized Person, in good order and in a file format acceptable to and approved by Agent, and submitted electronically through a secure FTP acceptable to Agent, Agent shall credit the number of Shareholder Shares set forth in the file. Each LLC agrees that each such file that a LLC or any Authorized Person submits to Agent shall be deemed an instruction by the applicable LLC to Agent to credit the number of Shareholder Shares set forth in the file (each a "Share Issuance Instruction" or "Share Issuance Instructions," as applicable).

(b)	Delete Schedule 1 to the Transfer Agency and Service Agreement in its entirety and replace with the new Schedule 1 attached hereto.

2.	Amendments to Amended and Restated Fee and Service Schedule dated December 31, 2016 (“Fee and Service Schedule”).

(a)	Replace the Section entitled “Account Maintenance (per LLC)” in Section 2 of the Fee and Service Schedule, in its entirety, with the following:

“Account maintenance (per LLC)

•	Up to 15,000 holder accounts (annual fee/monthly billing) $16,600 annually
•	From 15,000 to 20,000 holder accounts (annual fee/monthly billing) $23,900 annually
•	From 20,000 to 25,000 holder accounts (annual fee/monthly billing) $30,000 annually
•	From 25,000 to 30,000 holder accounts (annual fee/monthly billing) $36,200 annually
•	From 30,000 to 50,000 holder accounts (annual fee/monthly billing) $42,300 annually
•	From 50,000 to 75,000 holder accounts (annual fee/monthly billing) $49,400 annually
•	From 75,000 to 100,000 holder accounts (annual fee/monthly billing) $56,700 annually
•	From 100,000 to 125,000 holder accounts (annual fee/monthly billing) $63,800 annually
•	From 125,000 to 150,000 holder accounts (annual fee/monthly billing) $72,000 annually
•	From 150,000 to 350,000 holder accounts (annual fee/monthly billing) $125,000 annually
•	From 350, 000 to 500,000 holder accounts (annual fee/monthly billing) $185,000 annually
•	From 500,000 to 750,000 holder accounts (annual fee/monthly billing) $270,000 annually
•	From 750,000 to 1,000,000 holder accounts (annual fee/monthly billing) $350,000 annually
•	Over 1,000,000 holder accounts (annual fee/monthly billing) $.35 Per Holder”

(b)	Section “3. SERVICES” is hereby revised as follows:

(i)	Under “Account Maintenance” delete the first bullet as follows:

“Maintain up to 10,000 registered Shareholder Accounts (additional Accounts to be billed $3.50 each per year)” in its entirety.

2

Delete the fifth bullet “Post all transactions, including debit and credit certificates, to the Shareholder file” and replace with the following new fifth bullet:

•	“Automatically post all transactions, including debits and credits, to the Shareholder file”

(ii)	Under “Share Issuance/Transfer of Ownership” delete “Replace lost, stolen or destroyed certificates in accordance with UCC guidelines and Agent policy (subject to Shareholder-paid and bond premium)” in its entirety.

3.	Limited Effect. Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

4.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed as original, but all of which together shall constitute one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[The remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective date.

COMPUTERSHARE TRUST COMPANY, N.A.		FUNDRISE ADVISORS, LLC
COMPUTERSHARE INC.

On Behalf of Both Entities		On behalf of each of the Managed LLC’s Listed on Schedule 1 of the Agreement

By:	/s/ Jennifer Warren	By:	/s/ Alison Staloch
Name:	Jennifer Warren	Name:	Alison Staloch
Title:	CEO Issuer Services, North America	Title:	CFO

[Signature Page to Seventh Amendment to Transfer Agency and Service Agreement]

3

Schedule 1

FUNDRISE ENTITY	CPU ID
Fundrise East Coast Opportunistic REIT, LLC	FECO
Fundrise Equity REIT, LLC	FERL
Fundrise Midland Opportunistic REIT, LLC	FMOR
Fundrise West Coast Opportunistic REIT, LLC	FWCO
Fundrise eFund, LLC	FDLA
RISE Companies Corp.	RISE
Fundrise Growth eREIT II, LLC	FGRL
Fundrise Development eREIT, LLC	FGER
Fundrise Growth eREIT III, LLC	FGFL
Fundrise Real Estate Interval Fund, LLC	FREI
Fundrise Growth eREIT VII, LLC	FRGL
Fundrise Balanced eREIT II, LLC	FRBL
Fundrise Income Real Estate Fund, LLC	FIEF
Fundrise Growth Tech Fund, LLC	FGTF
Fundrise Real Estate Interval Fund II, LLC	FDIF

4